Exhibit 99.2

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2017 for the Apollo Operating Group on a historical basis and as adjusted to give effect to this offering and the use of proceeds therefrom. You should read this table in conjunction with the section titled “Unaudited Reconciliation of Financial Data” included in this offering memorandum and with the financial statements and the related notes and reconciliations incorporated by reference in this offering memorandum.

	As of December 31, 2017
	Actual	As Adjusted
	(dollars in millions)
4.00% Senior Notes Due 2024	$495.9	$495.9
4.400% Senior Notes due 2026	495.7	495.7
Notes offered hereby(1)	—
Term Facility(2)	299.7
2014 AMI Term Facilities	34.9	34.9
2016 AMI Term Facility	36.3	36.3
Series A Preferred Shares	264.4	264.4
Additional paid in capital	—	—
Retained earnings	1,450.7	1,450.7
Accumulated other comprehensive income (loss)	(1.8)	(1.8)
Non-controlling interests in consolidated entities	7.7	7.7
Non-controlling interests in Apollo Operating Group	1,294.8	1,294.8

Total capitalization	$4,378.3

(1)	As adjusted reflects gross proceeds of $ million, net of original issue discount of approximately $ million. The discount will be amortized into interest expense over the term of the notes, resulting in the accretion of $ million to par value of $ million.

(2)	As of December 31, 2017, we had no outstanding borrowings under the revolving facility. We intend to use the net proceeds from the sale of the notes and cash on hand to repay approximately $300 million of the outstanding term facility under our existing credit agreement. The remaining net proceeds, if any, will be used for general corporate purposes. See “Use of Proceeds.”